Exhibit 99.1

925 W Georgia St, Suite 910 Vancouver, British Columbia V6C 3L2 (604) 424-0984 www.gatossilver.com

GATOS SILVER RECEIVES NYSE NOTICE REGARDING 2022 10-K FILING

Vancouver, BC — April 18, 2023 — Gatos Silver, Inc. (NYSE/TSX: GATO) (“Gatos Silver” or the “Company”) announced that, further to its announcement on April 17, 2023 that the Company intends to delay the filing of its Annual Report on Form 10-K (“2022 Form 10-K”), it received today a notice from the New York Stock Exchange (“NYSE”) stating that the Company was not in compliance with Section 802.01E of the NYSE Listed Company Manual as a result of its failure to timely file its 2022 Form 10-K with the U.S. Securities and Exchange Commission.

In accordance with Section 802.01E of the NYSE Listed Company Manual, the NYSE will closely monitor the status of the Company’s late filing and related public disclosures for up to six months from the date of the filing delinquency (the “Initial Cure Period”). The Company’s common stock will continue to trade on the NYSE during the Initial Cure Period, subject to the Company’s compliance with other continued listing requirements. Notwithstanding the foregoing, if circumstances warrant, the NYSE may commence delisting proceedings at any time. The Company has also requested an extension of the time to file the 2022 Form 10-K under the policies of the Toronto Stock Exchange.

As previously announced, the Company is working expeditiously to complete and file its 2022 Form 10-K along with restatements of previously issued financial statements of the Company and of the 70%-owned Los Gatos Joint Venture for the year ended December 31, 2021 and the quarters ended March 31, 2022, June 30, 2022 and September 30, 2022.

About Gatos Silver

Gatos Silver is a silver dominant exploration, development and production company that discovered a new silver and zinc-rich mineral district in southern Chihuahua State, Mexico. As a 70% owner of the Los Gatos Joint Venture, the Company is primarily focused on operating the Cerro Los Gatos mine and on growth and development of the Los Gatos district. The LGJV consists of approximately 103,000 hectares of mineral rights, representing a highly prospective and under-explored district with numerous silver-zinc-lead epithermal mineralized zones identified as priority targets.

Forward-Looking Statements

This press release contains statements that constitute “forward looking information” and “forward-looking statements” within the meaning of U.S. and Canadian securities laws. All statements other than statements of historical facts contained in this press release, including statements regarding timing of filing the Company’s Annual Report on Form 10-K, restatements of previously issued financial statements of the Company and of the 70%-owned Los Gatos Joint Venture, and the ability of the Company’s securities to continue to trade on the NYSE or the TSX. are based on management’s beliefs and assumptions and on information currently available to management. Such statements are subject to risks and uncertainties, and actual results may differ materially from those expressed or implied in the forward-looking statements, and such other risks and uncertainties described in our filings with the U.S. Securities and Exchange Commission and Canadian securities commissions. Gatos Silver expressly disclaims any obligation or undertaking to update the forward-looking statements contained in this press release to reflect any change in its expectations or any change in events, conditions, or circumstances on which such statements are based unless required to do so by applicable law. No assurance can be given that such future results will be achieved. Forward-looking statements speak only as of the date of this press release.

Investors and Media Contact

André van Niekerk
Chief Financial Officer

investors@gatossilver.com
(604) 424-0984